                                                                      EXHIBIT 12

                             EQUISTAR CHEMICALS, LP
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                              (Millions of dollars)

                                                                                                              Three Months
                                                                                                                  Ended
                                                                         Year Ended December 31,                March 31,
                                                               --------------------------------------------  ---------------
                                                                1998     1999     2000     2001     2002      2002     2003
                                                                ----     ----     ----     ----     ----      ----     ----
Income (loss) from continuing operations before
 income taxes ...............................................  $  143   $   32   $  153   $(280)   $(246)    $(126)   $(146)
                                                               ------   ------   ------   -----    -----     -----    -----
Fixed charges:
    Interest expense ........................................     156      182      185     192      205        52       50
    Portion of rentals representative of interest ...........      37       37       38      37       42         9       10
                                                               ------   ------   ------   -----    -----     -----    -----
      Total fixed charges before capitalized interest .......     193      219      223     229      247        61       60
    Capitalized interest ....................................      --       --       --      --       --        --       --
                                                               ------   ------   ------   -----    -----     -----    -----
      Total fixed charges including capitalized
       interest .............................................     193      219      223     229      247        61       60
                                                               ------   ------   ------   -----    -----     -----    -----
Earnings (loss) before fixed charges ........................  $  336   $  251   $  376   $ (51)   $   1     $(65)    $ (86)
                                                               ------   ------   ------   -----    -----     -----    -----
Ratio of earnings to fixed charges (a) ......................     1.7      1.1      1.7      --       --        --       --
                                                               ======   ======   ======   =====    =====     =====    =====

(a) Earnings were insufficient to cover fixed charges for the years ended 2001 and 2002 and for the three months ended March 31, 2002 and 2003 by $280 million, $246 million, $126 million and $146 million, respectively.